EXHIBIT 11

                                  SPARTA, INC.

                  EXHIBIT TO CONSOLIDATED FINANCIAL STATEMENTS
                        COMPUTATION OF PER SHARE EARNINGS



                                                          THREE MONTHS ENDED SEPT. 30        NINE MONTHS ENDED SEPT. 30
                                                          ---------------------------        --------------------------
                                                               1997           1996              1997            1996
                                                          ------------     ----------        ----------      ----------
PRIMARY

  Net income from Operations                                $1,158,000     $  714,000        $3,217,000      $2,336,000
  Interest and accretion                                      (296,000)      (213,000)         (871,000)       (353,000)
                                                            ----------     ----------        ----------      ----------
  Net income (Note 1)                                       $  862,000     $  501,000        $2,346,000      $1,983,000
                                                            ==========     ==========        ==========      ==========
  Average shares outstanding                                 5,612,000      5,844,000         5,655,000       5,994,000
  Dilutive stock options -- based on the
    treasury stock method using the average
    established price
                                                            ----------     ----------        ----------      ----------

      Total                                                  5,612,000      5,844,000         5,655,000       5,994,000
                                                            ----------     ----------        ----------      ----------

  Per share amounts                                         $     0.15     $     0.09        $     0.41      $     0.33
                                                            ==========     ==========        ==========      ==========

FULLY DILUTED

  Net income from Operations                                $1,158,000     $  714,000        $3,217,000      $2,336,000
  Interest and accretion                                      (296,000)      (213,000)         (871,000)       (353,000)
                                                            ----------     ----------        ----------      ----------
  Net income (Note 1)                                       $  862,000     $  501,000        $2,346,000      $1,983,000
                                                            ==========     ==========        ==========      ==========

  Average shares outstanding                                 5,612,000      5,844,000         5,655,000       5,994,000
  Dilutive stock options -- based on the
    treasury stock method using the
    quarter end or exercise date
    established price if higher than the
    average established price
                                                            ----------     ----------        ----------      ----------

      Total                                                  5,612,000      5,844,000         5,655,000       5,994,000
                                                            ----------     ----------        ----------      ----------

  Per share amounts                                         $     0.15     $     0.09        $     0.41      $     0.33
                                                            ==========     ==========        ==========      ==========


Note 1 - Net income has been adjusted for (1) interest expense (net of tax) resulting from the assumption that a portion of the proceeds received under option exercise has been used to retire debt and (2) accretion on Preferred Stock.